Exhibit 10.1

Date: January 9, 2025

To: Warner Session

1200 New Hampshire Avenue, #600

Washington, D.C. 20036

Re: Offer Letter – Director of Capstone Companies, Inc.

Dear Mr. Session

Capstone Companies, Inc., a Florida corporation, (“Company”) is pleased to offer to you an appointment to the Company’s Board of Directors (“Board”) as an independent director, subject to your acceptance of the following terms and conditions:

1. Term. The term of your appointment will commence upon date this offer letter is fully signed by the parties and the Board formally appoints you as a director and end upon election of a successor (which can include your re-election as a director). Company elects directors on an annual basis. The signed offer letter can be emailed to Stewart Wallach, Chair of the Board, at email: swallach@capstonecompanies.com.

2. Duties. Besides serving as a director, the Board may ask that you serve as a member of the Compensation and Nomination Committee of the Board to review and approve compensation, including incentive compensation, of officers and other directors of the Company and review and report recommendations for prospective directors or senior officers of the Company.

3. Compensation. The Company intends to adopt an incentive option plan in early 2025 and compensation for directors would consist of incentive stock-based compensation issued under that plan. Company does not currently pay a cash fee to directors, but cash compensation might be considered when and if the Company has a steady operating cash flow.

4. Directors and Officers Liability Insurance. The Company has directors’ and officers’ liability insurance, and you would be added to the coverage upon assuming office.

5. Expenses. The Company reimburses directors’ expenses that are pre-approved by the Chair of the Board.

6. Public Company. The Company files periodic business and financial reports and other documents with the U.S. Securities and Exchange Commission or “SEC”, which filings may be viewed at www.sec.gov (click “Search EDGAR” and then enter the Company’s name in search box). A director, officer and employee may not trade in the common stock of the Company without first checking to see of any restrictions on trading of Company securities has been imposed by the Board.

8. Form 3. Within 10 days after becoming a director of the Company, you need to file a Form 3 notice with the SEC. The Company will assist you in filing this notice, which merely notifies the SEC that you are a director and states whether you own any shares of Company stock. There is no charge for the filing or Company assistance, but the Company does need your prompt cooperation in completing this filing, which is due 10 days after your appointment as a director.

9. Press Release. The Company may issue a press release about your appointment as a director, which press release will be reviewed and approved by you before any release to the public.

10. Fiduciary Duties. A director owes a duty of care (to make informed, impartial decisions) and a duty of loyalty (to place the interests of the Company and its public shareholders above the personal interests). Legal counsel to the Company can answer any questions about fiduciary duties.

We look forward to working with you as a director of the Company. Please sign and date below and return this signed offer letter to the email in Section 1 above.

CAPSTONE COMPANIES, INC.

By: /s/ Stewart Wallach

Date: January 9, 2025

Stewart Wallach, Chair of the Board of Directors

ACCEPTED AND AGREED BY:

Signature: /s/Warner Session

Date: January 9, 2025